UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 12, 2012

AUTOMATIC DATA PROCESSING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-5397	22-1467904
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One ADP Boulevard, Roseland, New Jersey	07068
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(973) 974-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2012, Automatic Data Processing, Inc. (the “Company”) entered into a Separation Agreement and Release (the “Separation Agreement”) with Christopher R. Reidy, in which the Company and Mr. Reidy mutually agreed that Mr. Reidy will depart from the Company effective January 2, 2013 (the “Separation Date”).  Pursuant to the Separation Agreement, the Company will provide Mr. Reidy with the following:  (i) a separation payment of $571,200 paid out in twelve equal monthly installments on the Company’s regular monthly payroll dates beginning on the Separation Date; (ii) a cash payment of $457,000, equal to Mr. Reidy’s target annual bonus for fiscal year 2013, paid on the Company’s regular January 2013 pay date; and (iii) a cash payment equal to the cash value of 13,000 shares of the Company’s common stock, based on the per share trading price of the Company’s common stock as of the Separation Date, payable within 20 business days of the Separation Date.  Mr. Reidy is also entitled to continued vesting for one year following the Separation Date of all unvested outstanding stock options (with all vested stock options remaining exercisable until the earlier of their scheduled expiration date and 24 months following the Separation Date).  With respect to shares of restricted stock, Mr. Reidy may retain any shares of time-based restricted stock scheduled to vest prior to the one-year anniversary of the Separation Date in accordance with the original vesting schedule; and he may retain the 13,000 shares of performance-based restricted stock granted in respect of fiscal year 2012, the restrictions on which shall vest in accordance with the original schedule.  In addition, the Company will transfer ownership to Mr. Reidy of his Company car and Mr. Reidy will be provided with 12 months of outplacement assistance.

The foregoing compensation and benefits are being provided by the Company in exchange for Mr. Reidy’s providing an effective and irrevocable release and waiver of claims against the Company (both at the time of entering into the Separation Agreement, and also again on January 2, 2013).

Pursuant to the Separation Agreement, Mr. Reidy has agreed to non-competition, non-solicitation and non-hire covenants that apply for a period of two years following the Separation Date, as well as customary confidentiality and non-disparagement covenants, and has agreed to remain bound by all the conditions of the agreements evidencing the Company’s prior grants of stock options and restricted stock, and has further agreed that any applicable non-competition period under such agreements will not terminate until 24 months after the Separation Date.  If, prior to either payment of any amounts under the Separation Agreement or the vesting of any rights or lapsing of any restrictions on equity of the Company, he violates any non-competition, non-solicitation, non-disparagement, non-disclosure or confidentiality obligations set forth in the Separation Agreement or any other agreement with the Company, or in any Company plan, policy or arrangement that applies to him, he will have immediately forfeited the receipt of any remaining cash payments as well as the benefit of any such vesting or lapse of restrictions.

The foregoing is qualified in its entirety by reference to the Separation Agreement, which is filed as Exhibit 10.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed as part of this Report on Form 8-K:

Exhibit Number	Description
10.1	Separation Agreement and Release, dated November 12, 2012, by and between Christopher R. Reidy and Automatic Data Processing, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 13, 2012

AUTOMATIC DATA PROCESSING, INC.

By:	/s/ Michael A. Bonarti
Name: Michael A. Bonarti
Title: Vice President

Exhibit Index

Exhibit Number	Description
10.1	Separation Agreement and Release, dated November 12, 2012, by and between Christopher R. Reidy and Automatic Data Processing, Inc.